THE
DALMORE
GROUP

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the "Agreement") is entered into by and between Mythic Collection, LLC ("Client"), a Delaware Limited Liability Corporation, and Dalmore Group, LLC., a New York Limited Liability Company ("Dalmore"). Each of Client and Dalmore may be referred to herein as a "Party" and, collectively, the "Parties. Client and Dalmore agree to be bound by the terms of this Agreement, effective as of August 4, 2020 (the "Effective Date"):

Whereas, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC (as defined below) approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client, from time to time, is offering multiple series of securities directly to the public in an offering exempt from registration under Regulation A+ (each a "Series", collectively, the "Offering"); and

Whereas, Client recognizes the benefit of having Dalmore as a service provider for third-party investors who participate in the Offering, which investors, for the purposes of any fees hereunder, shall not include Client, its officers, directors or other agents ("Investors").

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. **Appointment, Term, and Termination**

a. Client hereby engages and retains Dalmore to provide operations and compliance services at Client's discretion.

b. The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. If either Party defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon thirty (30) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon thirty (30) days written notice if Dalmore fails to perform or observe any material term, covenant of condition to be performed or observed by it under this Agreement and such failure is uncured within the thirty days, (iii) upon written notice, if any material representation or warranty made by either Dalmore or Client proves to be incorrect at any time in any material respect, (iv) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (v) upon thirty (30) days written

notice from Client for convenience, or (vi) upon thirty (30) days written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either Party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided in accordance with this Agreement prior to termination.

2. **Services.** Dalmore will perform the services listed on *Exhibit A* attached hereto and made a part hereof, in connection with the Offering (the "Services"). Unless otherwise agreed to in writing by the parties.

3. **Compensation.** As compensation for the Services, Client shall pay to Dalmore a fee equal to one hundred (100) basis points on the gross proceeds received by Client from Investors from each Series for which Dalmore acts as broker of record and for which securities are offered and sold during the Term. This will only start after the Financial Industry Regulatory Authority Inc. ("FINRA") Corporate Finance issues a No Objection Letter for the offering. Client authorizes Dalmore to deduct the fee directly from the Client's third party escrow or payment account.

There will also be a one time advance payment for out of pocket expenses of $5,000. Payment is due and payable within 5 business days of the Effective Date of this agreement. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Client's counsel in providing information for inclusion in the Client's filings with the SEC to the extent necessary, and any other services necessary and required prior to the approval of the Offering (and any Series). Dalmore will refund a portion of the payment related to the advance to the extent its actually incurred reasonable and out-of-pocket expenses incurred in connection with the implementation of this Agreement were less than $5,000.

The Client shall also engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Client will pay a one time Consulting Fee of $20,000 which will be due and payable immediately after FINRA issues a No Objection Letter.

THE
DALMORE
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4. **Regulatory Compliance**

a. Each Party shall be responsible for compliance with all applicable federal, state and local securities laws and regulations, including all applicable rules of self-regulatory organizations (together "Securities Regulation"). To the extent that either Party fails to comply with Securities Regulations, it shall indemnify and defend the other Party from any damages resulting from the violation.

b. Dalmore represents and warrants that it is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and FINRA and is not prohibited from receiving any commission pursuant to this Agreement by any applicable laws, rules or regulations of the SEC, FINRA, or other administrative or regulatory body or otherwise, and that it will not engage in any investment banking or other activities with the Client in connection with the Offering or otherwise in which Dalmore is not authorized to engage.

c. Client shall at all times (i) comply with all reasonable requests of Dalmore that are necessary for compliance with Securities Regulation; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary, except to the extent where the failure to do so will not have a material adverse effect; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all applicable Dalmore policies and procedures, provided to Client prior to execution of this Agreement, except where the failure to do so will not materially and adversely effect Dalmore or Client.

d. Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

e. For the avoidance of doubt, in no event shall any Investor in any Series be considered a client or customer of Dalmore. No Investor shall have an account of any type at Dalmore, nor shall any Investor be solicited by Dalmore. In its role as broker of record, Dalmore shall have no discretion as to the acceptance or rejection of any investment.

f. Client and Dalmore agree to promptly notify the other concerning any material communications regarding Securities Regulations from any body or authority with jurisdiction over the activities being undertaken pursuant to this Agreement in connection with the Offering, or the performance of the obligations set forth herein, unless such notification is expressly prohibited by such body or authority.

5. **Role of Dalmore.** Client acknowledges and agrees that Client will rely on Client's own judgment in using Dalmore' Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to

THE DALMORE GROUP

and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6. **Indemnification**.

a. Indemnification by Client. Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, "Losses"), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, "Proceedings") to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b. Indemnification by Dalmore. Dalmore shall indemnify and hold Client, Client's affiliates and Client's representatives and agents harmless from any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, "Losses "), resulting from or arising out of any third party (including Investors) suits, actions, claims, demands or similar proceedings (collectively, "Proceedings") to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the wrongful acts or omissions of Dalmore or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c. Indemnification Procedure. If any Proceeding is commenced against a Party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the Party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

7. **Notices**. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each Party to this Agreement for this purpose shall be the following:

THE DALMORE GROUP

If to the Client:

Mythic Collection, LLC
16 Lagoon CT.
San Rafael, CA 94903
Attn: Joseph Mahavuthivanij - CEO
Tel: 415-335-6370
Email: joe@mythicmarkets.com

If to Dalmore:

Dalmore Group, LLC.
525 Green Place
Woodmere, NY 11598
Attn: Etan Butler, Chairman
Tel: 917-319-3000
etan@dalmorefg.com

8. Confidentiality and Mutual Non-Disclosure:

a. Confidentiality.

i. Included Information. For purposes of this Agreement, the term "Confidential Information" means all confidential and proprietary information of a Party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii. Excluded Information. For purposes of this Agreement, the term "confidential and proprietary information" shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii. Confidentiality Obligations. During the Term and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose without the prior written consent of such other Party. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party's Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a Party may disclose Confidential Information (i) if required to do

by order of a court of competent jurisdiction, provided that such Party shall notify the other Party in writing promptly upon receipt of knowledge of such order so that such other Party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9. **Miscellaneous.**

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in any other business activities.

c. This Agreement will be binding upon all successors, assigns or transferees of either Party. No assignment of this Agreement by either Party will be valid unless the other Party consents to such an assignment in writing. Either Party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either Party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other Party.

d. Neither Party will, without prior written approval of the other Party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other Party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other Party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore shall not make reference in marketing or other materials to any transactions completed during the term of this Agreement without Client's consent, which consent shall not be unreasonably withheld, provided no personal data or Confidential Information is disclosed in such materials.

THE DALMORE GROUP

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Party

f. If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

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THE
DALMORE
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Mythic Collection, LLC

By: /s/ Joseph Mahavuthivanij
Name: Joseph Mahavuthivanij – CEO
Its: CEO

Dalmore Group, LLC:

By: /s/ Etan Butler
Name: Etan Butler
Its: Chairman

THE DALMORE GROUP

Exhibit A

Services:

a. **Dalmore Responsibilities** – Dalmore agrees to:

i. Review and process Investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering), using Dalmore and third-party vendor's resources, and other compliance background checks, and provide a recommendation to Client whether or not to accept Investor as a customer of the Client based solely on AML and KYC process;

ii. Review each Investor's subscription agreement to confirm accuracy of information and such Investors participation in the Series, and based upon such review provide a determination to Client whether or not to accept the use of the subscription agreement for the Investor's participation;

iv. Contact and/or notify the Client of any Investor that Dalmore advises Client to decline; For the avoidance of doubt, Dalmore shall not contact Investors directly, unless required by law, and only employees of Client will handle Investor communications.

v. Contact and/or notify the Client, if needed, to gather additional information or clarification;

iii. vi. Serve as a registered agent for each Series on which it acts as broker-of-record where required for state blue sky law requirements;

iv. Not provide any investment advice nor any investment recommendations to any investor;

v. Keep Investor details and data confidential and not disclose to any third-party except as required by regulators or in performance of its obligations under this Agreement (e.g. as needed for AML and background checks);

ix. Named as a broker-dealer of record in connection with specified Series of the Offering.

vi. Coordinate with third party providers to ensure adequate review and compliance.